EXHIBIT 99.1

For Immediate Release

Contact:

Joe Shiffler

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Power Integrations Responds to Fairchild Lawsuit

SAN JOSE, Calif. — April 12, 2006 — Power Integrations (Nasdaq: POWI), the leader in high-voltage analog integrated circuits for power conversion, today responded to the patent-infringement lawsuit filed against it yesterday by Fairchild Semiconductor. Power Integrations believes that it was first to invent the technology covered by the patent that is the subject of Fairchild’s lawsuit, and that the lawsuit is therefore without merit. The company also notes that it does not expect Fairchild’s suit to have any impact on its own patent-infringement lawsuit against Fairchild, initiated in October 2004 and currently pending in the U.S. District Court for the District of Delaware. That case is expected to go to trial during the third quarter of 2006.

“We initiated litigation against Fairchild in 2004 because we believe they are infringing on several of our patents, and we remain confident that we will prevail in that case,” said Balu Balakrishnan, president and CEO of Power Integrations. “In fact, the filing of this suit by Fairchild—eighteen months later and in a different venue—may indicate a lack of confidence in their defenses, especially in light of the recent claim-construction ruling by the judge in the Delaware case.”

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding patent litigation initiated by and brought against Power Integrations. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected or implied. These risks and uncertainties include but are not limited to the timing and outcomes of court proceedings and other factors outside the control of Power Integrations. Additional risk factors associated with the company’s business are explained in the company’s most recent annual report on Form 10-K, filed with the SEC on March 16, 2005, and its quarterly report on Form 10-Q, filed on November 7, 2005. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is the leader in high-voltage analog integrated circuits for power conversion. The company’s breakthrough technology enables compact, energy-efficient power supplies in a wide range of AC-DC and DC-DC applications. The company’s EcoSmart® energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $1.5 billion on their electricity bills since its introduction in 1998. For more information, visit the Power Integrations website at www.powerint.com.

# # #